Exhibit 99.1

PRESS RELEASE

ABH (NYSE, TSX)

AbitibiBowater Appoints New Chairman

MONTREAL, CANADA, January 22, 2009 - AbitibiBowater Inc. is pleased to announce the appointment of Richard B. Evans to the position of Chairman of the Board of Directors of the Company, effective February 1, 2009.

Mr. Evans is currently a director of AbitibiBowater and a member of the Board of Directors of Rio Tinto plc and Rio Tinto Ltd. He has recently announced his retirement from the Rio Tinto Boards, effective in April. Additionally, Mr. Evans is Chief Executive of Rio Tinto Alcan until February 1, 2009, when he will retire from this role. He is the former CEO of Alcan Inc., current Chairman of the Board of the International Aluminium Institute and past Chairman of the U.S. Aluminum Association, and a director of the Canadian Council of Chief Executives. A graduate of Oregon State University with a Bachelor's degree in engineering, he also holds a Master's in management from the Stanford University Graduate School of Business. Mr. Evans and his wife have been residents of Montreal, Canada since 2001.

"We are fortunate to have someone of the calibre of Dick Evans to assume the Chairmanship of AbitibiBowater," stated David J. Paterson, President and Chief Executive Officer. "As we continue our work to better position the Company, we will benefit from Dick's extensive experience and business insight."

The Company also announced today that John W. Weaver has resigned as non-Executive Chair of AbitibiBowater, effective February 1, 2009. To permit an orderly transition, he will remain as a director but will not stand for re-election at the Company's next Annual Stockholders' Meeting. Mr. Weaver was President and Chief Executive Officer of Abitibi-Consolidated Inc. from 1999-2007, prior to being appointed Executive Chairman of AbitibiBowater in October 2007.

"John is an industry leader and has always worked diligently to manage through challenging times," commented David Paterson. "He was instrumental in the creation of AbitibiBowater, and on behalf of all Company stakeholders, I wish John the very best and thank him for his invaluable dedication and contributions."

Additionally, Gordon D. Giffin will retire from the Board of Directors, effective immediately. Mr. Giffin has served on the Company's Audit, and Environment, Health and Safety committees. He is a senior partner with the law firm McKenna, Long & Aldridge LLP.

" I would also like to extend my thanks and appreciation to Gordon for his wise counsel and support," stated David Paterson.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 25 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater's shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

Contacts

Investors Duane Owens Vice President and Treasurer 864 282-9488	Media and Others Seth Kursman Vice President, Communications and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com